EXHIBIT 99.1
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                                  PRESS RELEASE


            ACTRADE FINANCIAL TECHNOLOGIES LTD. ANNOUNCES ADDITIONAL
                                  DEVELOPMENTS


         New York, NY - March 26, 2003 - Actrade Financial Technologies Ltd.

("Actrade" or the "Company") announced today that the Company's Board of

Directors has determined to pursue a sale of the Company as a going concern to maximize value for all of the Company's creditors and stockholders. In this regard, Andersen, Weinroth & Partners, LLC, the Company's financial advisor,

will assist the Company in the sale transaction process, including identifying potential purchasers. Any sale transaction will be subject to approval by the

Bankruptcy Court for the Southern District of New York.


         Pending the outcome of the sale transaction process, the Company will continue to operate its business, engaging in trade acceptance draft ("TAD")

transactions with existing customers as well as, potentially, selected new customers.



                                      * * *



         Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The

Private Securities Litigation Reform Act of 1995. Actual results or events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties due to Actrade's pending litigation and ongoing internal evaluation and regulatory and law enforcement investigations,

each as described in the Company's recent press releases, including the

Company's December 12, 2002 press

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release (the "December 12 Release"). Other factors that may cause results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to: uncertainties regarding the possibility of restatements of documents previously filed by Actrade with the

United States Securities and Exchange Commission (the "SEC"), including restatements of Actrade's financial statements; uncertainties regarding

Actrade's ability to collect under the defaulted TADs and bills of exchange described in the December 12 Release and subsequent press releases dated

December 16, 2002 and January 2, 2003; uncertainties regarding Actrade's ability to collect under the surety bonds issued in respect of the defaulted TADs described in the December 12 Release and a subsequent press release dated

January 2, 2003; additional facts found by the Company in connection with the issues that are the subject of an internal evaluation; uncertainties regarding the Company's Chapter 11 bankruptcy process; and those factors discussed in

Actrade's Form 10-Q for the quarter ending March 31, 2002, which is on file with the SEC . No assurance can be given that Actrade will be successful in pursuing a sale transaction, or that a sale will actually increase creditor or stockholder value. Actrade may not be able to find a qualified buyer. Additional risks and uncertainties include, without limitation, material contingencies provided for in a sale transaction, amendment of the terms of, delay in implementation of or termination of any transaction agreement and the Company's ability to retain key employees during the sale transaction process. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.